EXHIBIT 99.1

River Valley Bancorp
Announces Higher Earnings for the Fourth Quarter 2007,
and Substantial Improvement in Results for the Fiscal Year
Ended December 31, 2007

For Immediate Release
Tuesday, January 15, 2008

Madison, Indiana – January 15, 2008– River Valley Bancorp (Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced earnings for the fourth quarter and fiscal year ended December 31, 2007.

For the fourth quarter ended December 31, 2007, the Corporation reported net income of $586,000 or $0.36 per basic share. This compared to net income of $566,000 or $0.35 per basic share for the quarter ended December 31, 2006. The earnings increase for the fourth quarter of 2007 was approximately a 3.5% increase over the same period in 2006. Also, the period ended December 31, 2007 was the highest dollar net income quarter of the calendar year. In addition, the Corporation expensed an additional $206,000 for the provision for loan losses over and above the level expensed in the same period in 2006.

For the fourth quarter 2007, the return on average assets was 0.67% while the average return on equity was 9.16%. Both percentages are comparable to similar numbers for the same period in 2006. The increase in net income for the fourth quarter of 2007 reflected higher net interest income from higher dollar balances of earning assets, and included improved yields on investments.

Net income for the fiscal year ended December 31, 2007 was $2,209,000. Earnings per basic share for fiscal 2007 were $1.36. This compares to net income for fiscal 2006 of $1,945,000, or $1.21 per basic share. The earnings for 2007 reflect approximately a $264,000 increase, or 13.6%, from that recorded in 2006. In addition, the Corporation expensed $562,000 for the provision for loan losses in 2007, an increase of $298,000 more than the provision of $264,000 in 2006. The return on average assets for fiscal 2007 was 0.64%; the return on average equity was 8.92%. For fiscal 2006 those numbers were 0.59% and 8.27% respectively.

Assets totaled $350.1 million as of December 31, 2007, an increase of 2.3% from $342.2 million recorded as of December 31, 2006. Net loans, including loans held for sale, were $258.9 million as of December 31, 2007, an increase of $17.0 million, or 7.0% from that reported as of December 31, 2006. Deposits totaled $219.7 million as of December 31, 2007 or approximately a $500,000 decrease from the $220.2 million as of year end 2006.

As of December 31, 2007, total delinquency, as defined as delinquent 30 days or more, stood at 1.48%. This percentage as of December 31, 2006 was 0.77%, and was 1.47% for the same period in 2005. Net charge-offs, expressed as a ratio of average loans during 2007 was 0.21%. That same percentage was 0.17% in 2006. The allowance for loan losses expressed as a percentage of outstanding loans was 0.85% as of December 31, 2007 and was 0.88% on December 31, 2006.

Stockholder’s equity as of December 31, 2007 was $25.7 million, or 7.3% as expressed as a percentage of assets. Book value of River Valley Bancorp stock was $15.71 as of December 31, 2007, compared to $14.90 at December 31, 2006.

“We are very pleased to report significant improvement in earnings for 2007. We believe those results will be an exception to expectations for most financial institutions. Without a doubt 2007 will be remembered as a trying year for the industry as a whole, but a good performance year for your Corporation”, stated Matthew P. Forrester, president of River Valley Bancorp. “The national interest rate and credit environment has not been necessarily kind, and the Corporation responded appropriately with additional provision for loan losses. We diligently worked the variables we could control and did not bemoan the ones we could not. As a result, we defied the odds and prospered in a year most would soon forget”.

For the fiscal year, the Corporation’s stock traded in a range of $13.75 to $20.00. The stock closed on December 31, 2007 at $14.30. The last reported trade on January 14, 2008 was $17.00.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949